Exhibit 99.1

2020 Calamus Court Naperville, IL 60563-2787 www.calamos.com
News Release
FOR IMMEDIATE RELEASE
Contact:
Jennifer McGuffin, Public Relations Manager
Calamos Advisors LLC
Direct: 630.245.1780
Cell: 630.276.6236
Fax: 630.245.6840
jmcguffin@calamos.com
Calamos Investments Statement on ARPS Lawsuit for Convertible and High Income Fund (NYSE: CHY)
Naperville, Illinois, December 27, 2010 — Calamos Investments announced that a law firm has re-filed a putative class action lawsuit, previously announced on August 16, 2010 and later voluntarily dismissed, on behalf of an asserted class of common shareholders of Calamos Convertible and High Income Fund (NYSE:CHY), alleging breach of fiduciary duty, aiding and abetting breach of fiduciary duty and unjust enrichment in connection with the redemption of auction rate preferred securities by CHY following the collapse of auction markets in February 2008. The named defendants include CHY itself, the current and former trustees of CHY, Calamos Advisors LLC and Calamos Asset Management, Inc. Calamos Advisors and Calamos Asset Management believe that the lawsuit is without merit and intend to defend themselves vigorously against these charges.
About Calamos
Calamos Investments is a globally diversified investment firm offering equity, fixed-income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals around the world via separately managed accounts and a family of open-end and closed- end funds, providing a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
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